Exhibit 99

FOR IMMEDIATE RELEASE

CONGRESS PROVIDES ADDITIONAL FUNDING FOR SOCRATES(TM)

MYSTIC, CT (November 29, 2004) - Flight Safety Technologies, Inc. (AMEX:FLT) announced that on November 20, 2004, Congress enacted the "Omnibus" Appropriations Bill for fiscal year 2005. This bill still must be sent to the President to be signed into law. The bill contains an additional $5 million dollars, within the NASA Aeronautical Research Budget, specifically earmarked for continued research and development on the company's proprietary and patented SOCRATES(TM) technology.

The company must negotiate and execute a contract and obtain approval for specific work orders before it receives contract revenue from such funding. This process typically takes six months or more and involves extensive negotiation between the company and the government. Therefore, there can be no assurance as to when and how much of these funds, if any, will be made available to the company.

Nevertheless, the company is pleased with this recent congressional action and believes that these funds, if and when released, will permit the company, together with its principle subcontractor, to complete the expansion of the SOCRATES(TM) wake vortex senor to a 32-beam configuration and provide for an airport test of an integrated multi-sensor suite for the detection and tracking of aircraft wake vortices.

For further information, please contact Todd Atenhan or James Kautz at the company's investor relations firm at 1-888-917-5105. In addition, more extensive information on the company can be found on its website at www.flysafetech.com and in its current SEC filings.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES(TM) wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contact:

EPOCH Financial Group, Inc.
Todd Atenhan or James Kautz
(888) 917-5105